Exhibit 99.1

Majesco Entertainment Company Reports Fourth Quarter Fiscal 2011 Financial Results

Reports Profitable Year with Fiscal 2011 Revenues Up 66% to $125 Million

Zumba® Fitness 2 Surpasses 1 Million Units Worldwide

Zumba® Fitness Franchise Surpasses 6 Million Units Worldwide

EDISON, N.J., January 17, 2012 /Marketwire/ — Majesco Entertainment Company (Nasdaq: COOL), an innovative provider of video games for the mass market, today reported financial results for the fourth quarter and full year ended October 31, 2011.

For the fourth quarter ended October 31, 2011, Majesco’s net revenues were $25.1 million, up 8 percent versus $23.4 million in the same period a year ago. During the fourth quarter of 2011, the Company reported an operating loss of $3.0 million, compared to an operating loss of $1.3 million in the fourth quarter of 2010. Net loss for the quarter was $3.9 million versus a net loss of $1.5 million in 2010. Net loss for the quarter included a loss on impairment of software development costs and license fees of $2.7 million, related to games for which, in management’s estimation, future cash flows will not be sufficient to recover previously capitalized costs. On a non-GAAP basis, net loss for the quarter was $2.7 million compared to a non-GAAP net loss of $1.5 million last year. Please refer to the Reconciliation of GAAP to Non-GAAP Financial Measures table included later in this release for additional information and details on non-GAAP items.

The Company’s basic and diluted net loss per share for the quarter ended October 31, 2011 was $0.10, compared to a basic and diluted net loss per share of $0.04 in the same period last year. Non-GAAP diluted net loss per share for the quarter ended October 31, 2011 was $0.07 compared to a net loss per share of $0.04 last year. Please refer to the Reconciliation of GAAP to Non-GAAP Financial Measures table included later in this release for additional information and details on non-GAAP items.

For the twelve months ended October 31, 2011, the Company’s net revenues increased 66 percent to $125.3 million versus the year ago period. The Company reported operating income of $11.4 million compared to an operating loss of $2.1 million in the same 2010 period. Non-GAAP operating income for the twelve month period was $12.8 million compared to non-GAAP operating loss of $0.3 million for the comparable 2010 period. In the twelve months ended October 31, 2011, net income was $6.8 million compared to a net loss of $1.0 million for the twelve months ended October 31, 2010. For the same period, non-GAAP net income was $11.1 million this year compared to a non-GAAP net loss of $1.3 million in 2010.

The Company’s basic and diluted earnings per share for the twelve months ended October 31, 2011 were $0.18 and $0.17, respectively, while basic and diluted net loss per share was $0.03 for the corresponding period in 2010. The Company’s non-GAAP diluted earnings per share for the twelve months ended October 31, 2011 were $0.28 compared to a diluted non-GAAP net loss per share of $0.04 in the corresponding 2010 period.

Jesse Sutton, Chief Executive Officer of Majesco, said, “In 2011, we experienced the successful launch of a brand new franchise for Majesco; Zumba Fitness has quickly become the fastest selling title in the company’s history and the world’s #1 fitness title of 2011. We grew revenues over 65% in 2011, expanded gross margins by over 1200 basis points, and delivered significant profits to the bottom line. Zumba Fitness has taken the fitness category by storm, selling over 4 million units worldwide in its first 12 months, and topping the charts as the #1 fitness title of the year in the US and UK. Finally, we are also excited about our digital initiatives – we learned a great deal in 2011, made a strategic acquisition of Quick Hit, and plan to apply this knowledge to a robust 2012 slate of social and mobile titles.”

Fiscal 2011 Highlights

•

Fiscal 2011 net revenues were $125.3 million, an increase of $49.6 million, or 66 percent, compared to the prior year. Growth was driven by the continued success of Zumba® Fitness, which has now sold over 6 million units worldwide.

•	Gross margin for the full year was 36.3 percent, compared to 24.3 percent in 2010.

•	As of October 31, 2011, the Company had $13.7 million in cash and cash equivalents, compared with $8.0 million at October 31, 2010.

•	Fiscal 2011 operating income was $11.4 million, an increase of $13.5 million compared to a loss of $2.1 million in the prior year.

Other Highlights

•

In December 2010, Majesco announced a strategic partnership with fitness and nutrition specialist, best-selling author and acclaimed celebrity trainer Harley Pasternak to develop and produce interactive electronic games based on Pasternak’s 5-Factor Fitness program. Recently, Harley has begun hosting “The Revolution,” a new daytime program on ABC focused on health and lifestyle transformations. We plan to bring Harley and his expertise into the interactive realm in 2012 with a variety of new offerings.

•

In June 2011, Majesco announced that it had made several key acquisitions from Quick Hit, Inc., a developer and operator of the online free-to-play NFL licensed QUICKHIT NFL Football game, which utilizes a virtual goods model. Majesco acquired certain key operating assets as well as the Quick Hit development team to accelerate its push into the social games business. The team, led by Jeff Anderson, has the proven ability to build, deploy and monetize online games through micro-transactions and will bring this experience to Majesco’s expanding online business.

•

In June 2011, Majesco announced a major partnership with the National Basketball Association (NBA) to develop an innovative motion-based game unlike any traditional sports video game. Details of the 2012 title will be announced soon.

•

In November 2011, Zumba Fitness 2 was released for the Wii, with over 1 million units already sold worldwide. This is ahead of last year’s pace, and reflects the strong demand behind the Zumba Fitness brand. The Zumba Fitness franchise has now sold over 6 million copies worldwide.

Announced Product Line-up

First Quarter Fiscal 2012 Ending January 31, 2012

To date, the Company has announced the following titles that were, or are expected to be, released during its fiscal first quarter 2012, which includes the recent holiday sales period:

•

Zumba® Fitness 2 for Wii is the sequel to the #1 Wii fitness game of 2011, and features 32 all new electrifying routines and contagious music tracks, including hot music from Pitbull and Nicole Scherzinger. With 20 different dance styles, a calorie tracker and custom workout feature, players can party their way into shape with a proven fitness program that lets up to four players dance together.

•

Twister Mania! on Kinect for Xbox 360 combines the colorful, expressive and cooperative gameplay of the original Twister® board game and updates it for the digital generation. Called the “Best Sleeper Party Game” of 2011 by the New York Daily News, Twister Mania is a light-hearted, fast-paced game that supports up to eight players with deep gameplay across three game modes with 16 variations and over 1800 shapes to play! This outrageous party game provides over-the-top hilarity - so don’t hold back as you duck, squeeze, contort and move your body to match your opponent’s silhouette, knock down blocks against the clock and fill in thousands of crazy shapes of all sizes and themes!

•

Alvin and the Chipmunks: Chipwrecked on Kinect for Xbox 360, Wii and Nintendo DS is based upon the third installment of the blockbuster animated feature film franchise. The video game lets you sing and dance along with the film’s stars Alvin, Simon, Theodore and The Chipettes (Brittany, Eleanor and Jeanette), in an immersive motion-based experience. The KinectTM for Xbox 360® version tracks full body dance moves as players control their Chipmunk on stage.

•

Cooking Mama 4: Kitchen Magic for Nintendo 3DS lets players cook in brand new ways with the Nintendo 3DS gyroscope: crack eggs, flip pans, balance plates and much more by moving the 3DS itself. The game also features brand new kitchen activities like setting the table, washing dishes, organizing and more as surprising 3D events unfold during meal preparation. With 60 recipes including new additions like designer cupcakes and cherry pie, the iconic kitchen cutie has some tricks up her sleeve that will magically transform kitchen newbies into master culinary artists!

•

Jaws: Ultimate Predator for Nintendo 3DS and Wii puts you in control of nature’s deadliest predator—the great white shark. Thirty-five years after the events of the iconic movie, JAWS: Ultimate Predator is an action-packed experience that lets players relive scenarios in environments straight from the classic film.

•

Jillian Michaels’ Fitness Adventure on Kinect for Xbox 360 lets you work out in a bold new way with the renowned health and wellness expert herself. Take your fitness routine beyond the basic workout and turn it into a real adventure through a mission-based, thrill-seeking journey set in a lush jungle temple environment.

•	Winter Stars on Kinect for Xbox 360, PlayStation®Move and Wii lets you gather your team and face the challenge with a motion-based, wintry sports collection that includes 11 exhilarating events.

•

Nano Assault for Nintendo 3DS is a critically acclaimed, fast-paced shooter that leaps off the screen with stunning 3D graphics that resemble electron microscope imagery. It’s within this dangerous microscopic world that players will navigate a Nanite ship through a cellular system, maneuvering through alien cell clusters, fighting off infections, and analyzing and destroying the virus’ core to ultimately save humanity.

•

The Hidden for Nintendo 3DS™ is an augmented reality ghost hunting adventure that turns your handheld into a portal to the astral plane. Players will become paranormal investigators as they hunt through real-world environments with the Nintendo 3DS camera, searching, capturing and destroying supernatural entities hidden within their own surroundings. In addition, this location-based adventure lets players reveal the full game storyline by bringing their Nintendo 3DS with them as they travel in the real world, finding hidden spirits in new locations.

•

Face Racers: Photo Finish for Nintendo 3DS literally puts YOU in the driver’s seat of an arcade style kart racer; players take photos of their face with their Nintendo 3DS camera and use them as avatars for their custom 3D racers, billboards and power-ups.

Fiscal 2012

To date, the Company has announced the following titles that are expected to be released during the rest of fiscal 2012:

•

Zumba® Fitness Rush comes exclusively to Kinect for Xbox 360 this February, and for the first time for the Zumba franchise, premium downloadable content will be available later this year. This exhilarating dance-fitness party is packed with exclusive Kinect content including: 10 additional routines, five new venues and three additional instructors – plus voice control, online connectivity and full body motion tracking. Get a total body workout with 42 sizzling new songs and routines, 10 of which are exclusive to Kinect, including contagious Zumba® originals and tracks from hot artists like Pitbull and Nicole Scherzinger. Dance 24 international dance styles as you party yourself into shape – that’s twice the number of styles included in the original Zumba® Fitness game and more than any other dance game. Six superstar Zumba instructors guide you through each routine in a variety of new venues that range from Las Vegas to Rio, while the new Progress Tracker calculates calories burned. Multiplayer support rounds out the experience and an accessible tutorial ensures that players can learn the basic steps at their own pace.

•	The Company expects to announce additional details of its 2012 lineup in the coming months.

Fiscal 2012 Outlook

The Company expects fiscal 2012 full year net revenue in a range of $125 to $140 million, and non-GAAP earnings per share of $0.25 to $0.35. This outlook is based on an estimated fully diluted share count of approximately 41.5 million, and assumes non-cash compensation of approximately $0.05 to $0.07 per share for fiscal 2012. The Company has not provided a reconciliation of forward-looking GAAP and Non-GAAP financial measures due to the potential effects that changes in its stock price may have on the fair value of outstanding warrants.

Conference Call

At 4:30 p.m. (EST) today, management will host an earnings conference call. To access the call in the U.S., please dial

1-800-860-2442. Please dial in approximately 10 minutes prior to the start of the conference call. The conference call will also be broadcast live over the Internet and available for replay for 90 days from the “Investor Info” section of the Company’s website at http://www.majescoentertainment.com. In addition, a replay of the call will be available via telephone for seven days beginning approximately two hours after the call. To listen to the telephone replay in the U.S., please dial 1-877-344-7529 and for international callers, dial 1-412-317-0088. Enter access code 10008616.

Generally Accepted Accounting Principles (GAAP) and Non-GAAP Metrics

To facilitate a comparison between the three and twelve months ended October 31, 2011 and 2010, the Company has presented both GAAP and non-GAAP financial results. GAAP financial measures, including operating income, net income, and basic and diluted earnings per share, have been adjusted to report certain non-GAAP financial measures.

These non-GAAP financial measures exclude the following items from the Company’s consolidated statements of operations:

•	Expenses related to non-cash compensation

•	Net proceeds from sale of certain state income tax net operating loss carryforwards

•	Change in fair value of warrants

•	Severance costs for workforce reduction

These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance and the Company’s prospects for the future. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

For more information on these non-GAAP financial measures, please see the tables in this release captioned “Reconciliation of GAAP and Non-GAAP Financial Measures.”

About Majesco Entertainment Company

Majesco Entertainment Company is a provider of video games for the mass market. Building on more than 20 years of operating history, the company is focused on developing and publishing a wide range of casual and family oriented video games on all leading console and handheld platforms as well as online, social networks and mobile devices. Product highlights include Zumba® Fitness, Cooking MamaTM, Alvin and the Chipmunks, and Hulk Hogan’s Main Event. The company’s shares are traded on the Nasdaq Stock Market under the symbol: COOL. Majesco is headquartered in Edison, NJ with offices in San Francisco, CA, Bristol, UK, and a social games development studio in Foxboro, MA. More info can be found online at www.majescoentertainment.com or on Twitter at www.twitter.com/majesco.

For additional information, please contact:

Todd Greenwald, CFA

Director of Investor Relations & Strategic Planning

732-476-1938

tgreenwald@majescoentertainment.com

Safe Harbor

Some statements set forth in this release, including the estimates under the headings “Fiscal 2012 Outlook” contain forward-looking statements that are subject to change. Statements including words such as “anticipate,” “believe,” “estimate” or “expect” and statements in the future tense are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual events or actual future results to differ materially from the expectations set forth in the forward-looking statements. Some of the factors which could cause our results to differ materially from our expectations include the following: consumer demand for our products, the consumer demand for videogame consoles and related hardware; our ability to predict consumer preferences among competing hardware platforms; consumer spending trends; the seasonal and cyclical nature of the interactive game segment; timely development and release of our products; competition in the interactive entertainment industry; developments in the law regarding protection of our products; our ability to secure licenses to valuable entertainment properties on favorable terms; our ability to manage expenses; our ability to attract and retain key personnel; adoption of new accounting regulations and standards; adverse changes in the securities markets; our ability to comply with continued listing requirements of the Nasdaq stock exchange; the availability of and costs associated with sources of liquidity; and other factors described in our filings with the SEC. The Company does not undertake, and specifically disclaims any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY

UNAUDITED SUPPLEMENTARY PRODUCT DATA

NET SALES BY PLATFORM FOR THREE AND TWELVE MONTHS

(Unaudited, in thousands)

	Three Months Ended October 31,				Twelve Months Ended October 31,
	2011	%	2010	%	2011	%	2010	%
Nintendo Wii	$13,415	53%	$8,358	36%	$73,441	59%	$23,633	31%
Nintendo DS	7,569	30%	13,383	58%	22,179	18%	48,779	65%
Microsoft Xbox 360	2,901	12%	1,250	5%	23,166	18%	1,645	2%
Sony PlayStation 3	232	1%	—	—%	4,479	3%	—	—%
Other	1,020	4%	292	1%	2,025	2%	1,491	2%

TOTAL	$25,137	100%	$23,283	100%	$125,291	100%	$75,548	100%

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	October 31, 2011	October 31, 2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$13,689	$8,004
Due from factor	937	1,015
Accounts and other receivables, net	3,143	725
Inventory, net	11,605	8,418
Advance payments for inventory	5,975	5,454
Capitalized software development costs and license fees	12,564	4,903
Prepaid expenses and other current assets	3,071	921

Total current assets	50,984	29,440
Property and equipment, net	1,184	520
Other assets	209	69

Total assets	$52,377	$30,029

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$20,313	$11,375
Inventory financing payables	1,238	5,557
Advances from customers and deferred revenue	5,642	945

Total current liabilities	27,193	17,877
Warrant liability	1,949	144
Commitments and contingencies
Stockholders’ equity:
Common stock — $.001 par value; 250,000,000 shares authorized; 41,307,349 and 39,326,376 shares issued and outstanding at October 31, 2011 and October 31, 2010, respectively	41	39
Additional paid-in capital	119,222	114,824
Accumulated deficit	(95,501)	(102,333)
Accumulated other comprehensive loss	(527)	(522)

Net stockholders’ equity	23,235	12,008

Total liabilities and stockholders’ equity	$52,377	$30,029

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

	Three Months Ended October 31,		Year Ended October 31,
	2011	2010	2011	2010
Net revenues	$25,138	$23,383	$125,291	$75,648

Cost of sales
Product costs	12,259	14,146	54,939	38,718
Software development costs and license fees	5,914	5,450	22,151	17,524
Loss on impairment of software development costs and license fees – future releases	2,726	—	2,726	1,021

	20,899	19,596	79,816	57,263

Gross profit	4,239	3,787	45,475	18,385

Operating costs and expenses
Product research and development	1,843	986	6,992	3,347
Selling and marketing	2,755	2,207	14,707	8,432
General and administrative	2,418	1,733	10,506	8,127
Depreciation and amortization	175	42	398	183
Loss on impairment of software development costs and license fees – cancelled games	—	131	1,512	407

	7,191	5,099	34,115	20,496

Operating income (loss)	(2,952)	(1,312)	11,360	(2,111)
Other expenses (income)
Interest and financing costs, net	177	296	1,255	999
Change in fair value of warrant liability	761	(70)	2,847	(482)

Income (loss) before income taxes	(3,889)	(1,538)	7,258	(2,628)
Income taxes	5	(9)	426	(1,656)

Net income (loss)	$(3,894)	$(1,529)	$6,832	$(972)

Net income (loss) per share:
Basic	$(0.10)	$(0.04)	$0.18	$(0.03)

Diluted	$(0.10)	$(0.04)	$0.17	$(0.03)

Weighted average shares outstanding:
Basic	39,601,781	37,556,634	38,527,589	37,019,750

Diluted	39,601,781	37,556,634	40,123,968	37,019,750

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended October 31
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$6,832	$(972)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	398	183
Change in fair value of warrant liability	2,847	(482)
Non-cash compensation expense	1,468	1,340
Loss on disposal of assets	—	27
Provision for price protection and customer allowances	3,928	3,226
Amortization of capitalized software development costs and license fees	6,204	6,543
Loss on impairment of software development costs and license fees	4,238	1,428
Inventory write downs	1,794	180
Changes in operating assets and liabilities, net of acquisition:
Due from factor	(2,997)	(3,325)
Accounts and other receivables	(3,223)	618
Inventory	(4,981)	(2,423)
Capitalized software development costs and license fees	(18,064)	(9,197)
Advance payments for inventory	(521)	(2,328)
Prepaid expenses and other assets	(1,918)	(66)
Accounts payable and accrued expenses	8,752	2,041
Customer billings due to distribution partner	—	(230)
Advances from customers	4,660	402

Net cash provided by (used in) operating activities	9,417	(3,035)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(465)	(283)
Purchase of assets of Quick Hit, Inc., net of acquired cash	(779)	—

Net cash used in investing activities	(1,244)	(283)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of options and warrants	1,830	—
Inventory financing	(4,319)	(496)

Net cash (used in) provided by financing activities	(2,489)	(496)

Effect of exchange rates on cash and cash equivalents	1	(21)

Net increase (decrease) in cash and cash equivalents	5,685	(3,835)
Cash and cash equivalents — beginning of year	8,004	11,839

Cash and cash equivalents — end of year	$13,689	$8,004

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for interest and financing costs	$1,255	$1,006

Cash paid during the year for income taxes	$3	$—

SUPPLEMENTAL SCHEDULE OF NON CASH INVESTING AND FINANCING ACTIVITIES
Landlord-provided leasehold improvements	$163	$—

Warrant liability reclassified to additional paid-in capital upon exercise	$1,042	$—

Issuance of warrants for license fees	$58	$—

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except share amounts)

	Three Months Ended October 31,		Year Ended October 31,
	2011	2010	2011	2010
GAAP operating income (loss)	$(2,952)	$(1,312)	$11,360	$(2,111)
Non-cash compensation (1)	405	69	1,468	1,395
Severance (2)	—	—	—	403

Non-GAAP operating income (loss)	$(2,547)	$(1,243)	$12,828	$(313)

GAAP net income (loss)	$(3,894)	$(1,529)	$6,832	$(972)
Non-cash compensation (1)	405	69	1,468	1,395
Severance (2)	—	—	—	403
Change in fair value of warrants (3)	761	(70)	2,847	(482)
Sale of NJ state operating loss carryforwards (4)	—	—	—	(1,656)

Non-GAAP net income (loss)	$(2,728)	$(1,530)	$11,147	$(1,312)

GAAP net income (loss) per diluted share	$(0.10)	$(0.04)	$0.17	$(0.03)
Non-cash compensation (1)	0.01	—	0.04	0.04
Severance (2)	—	—	—	0.01
Change in fair value of warrants (3)	0.02	—	0.07	(0.01)
Sale of NJ state operating loss carryforwards (4)	—	—	—	(0.05)

Non-GAAP net income per diluted share	$(0.07)	$(0.04)	$0.28	$(0.04)

Shares used in GAAP and Non-GAAP per diluted share amounts	39,601,781	37,556,634	40,123,968	37,019,750

(1)	Represents expenses recorded for stock compensation expense. The Company does not consider stock-based compensation charges when evaluating business performance and management does not consider stock-based compensation expense in evaluating its short and long-term operating plans.
(2)	Represents one time severance costs related to a workforce reduction. During January 2010, Company management initiated a plan of restructuring to better align its workforce to its revised operating plans. As part of the plan, the Company reduced its personnel count by 16 employees, then representing 17% of its workforce.
(3)	Represents the change in the fair value of warrants classified as a liability. The fair value of the warrants is calculated at each balance sheet date with a corresponding charge or credit to earnings for the amount of the change in fair value.
(4)	In December 2009, we received proceeds of approximately $1.6 million from the sale of the rights to approximately $21.2 million of New Jersey state income tax operating loss carryforwards, under the Technology Business Tax Certificate Program administered by the New Jersey Economic Development Authority. Net proceeds were recorded as an income tax benefit during the year ended October 31, 2010.